Exhibit 99.1

Argan, Inc.’s Wholly Owned Subsidiary Gemma Power Systems Names Charles Collins as Chief Executive Officer

November 18, 2021 – ROCKVILLE, MD – Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) announces the promotion of Charles Collins from his current position as Co-President to Chief Executive Officer (“CEO”) of its wholly owned subsidiary, Gemma Power Systems (“GPS”).

“Charles has been with GPS for 21 years and served as Co-President at GPS for the last three years, along with Colin Trebilcock. They have successfully guided the organization during the last few years, despite the Covid pandemic and its effect on the markets,” said Rainer Bosselmann, Chairman and CEO of Argan. “We are excited to elevate Charles to the role of CEO and look forward to his continued leadership and vision for the GPS team going forward.”

“I have worked closely with Charles during his entire time at GPS as his excellent personal performance has propelled him upwards through the organization,” said William Griffin, Jr., Non-Executive Chairman of GPS. “Charles has all of our confidence to maintain GPS excellence in the industry and to meet the needs of each of our customers now and in the future.”

“The dedicated people at GPS are what makes this organization successful,” emphasized Charles. “I appreciate the confidence Argan and its Board of Directors have placed in me and I look forward to working with the talented GPS employees, customers and other stakeholders in my new role as we move forward together.”

Colin Trebilcock will continue to serve as President of GPS.  Mr. Griffin will continue in his current role at GPS and advise, mentor, support and engage in various key activities of Argan, GPS and other subsidiaries as needed.

About Argan, Inc.

Argan’s primary business is providing a full range of services to the power industry including the renewable energy sector. Argan’s service offerings focus primarily on the engineering, procurement and construction of natural gas-fired power plants, along with related commissioning, operations management, maintenance, project development and consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns SMC Infrastructure Solutions, which provides telecommunications infrastructure services, and The Roberts Company, which is a fully integrated fabrication, construction and industrial plant services company.

Company Contact:	Investor Relations Contact:
Rainer Bosselmann	David Watson
301.315.0027	301.315.0027